                                                                    Exhibit 99.2


                                  [LETTERHEAD]


CONTACTS:

Wayne Wetherell            Robert Jaffe
CFO, VP, Finance           PondelWilkinson MS&L
858.673.8600 x138          310.207.9300
wayne@iwsinc.com           investor@pondel.com


                  IMAGEWARE SYSTEMS REPORTS 2000 FOURTH QUARTER
                              AND YEAR-END RESULTS


SAN DIEGO, CA - MARCH 9, 2001 - ImageWare Systems, Inc. (AMEX: IW, IW.WS) today reported financial results for the fourth quarter and year ended December 31, 2000.

The company said results for all periods reported have been restated to reflect the acquisition of Imaging Technology Corporation on August 22, 2000, in a pooling of interest transaction.

Total revenues for the 2000 fourth quarter were $2.058 million compared with $3.167 million in the year ago quarter. The company reported a net loss of $1.330 million, or $0.32 per share, compared with a net loss of $687,000, or $0.40 per share, for the same period a year ago. Total gross profit for the 2000 fourth quarter was $864,000, or 42 percent of revenues, compared with $1.791 million, or 56 percent of revenues, for the same period in 1999. Per share calculations for the 2000 fourth quarter are based on approximately 4.188 million shares outstanding compared with 1.767 million shares in the 1999 fourth quarter.

For the year ended December 31, 2000, total revenues increased five percent to $9.399 million from $8.939 million reported a year ago. The increase reflects growing sales of the Crime Capture System(R) to new and existing customers. Net loss for the year ended December 31, 2000 increased to $4.1 million, or $1.21 per share, from a net loss of $3.399 million, or $2.12 per share, for the year ended December 31, 1999. Total gross profit decreased to $5.172 million for the year ended December 31, 2000 from $5.221 million for the year ended December 31, 1999. Gross profit was 55 percent of revenues for the year ended December 31, 2000, down from 58 percent for 1999. Per share calculations for the year 2000 are based on approximately 3.468 million shares outstanding compared with 1.641 million shares for the same period in 1999.

The backlog of product orders as of December 31, 2000 was approximately $1.792 million.

Jim Miller, chairman and chief executive officer, said, "The year 2000 was extremely active, with our new status as a public company and the completion of two complementary acquisitions. Although our results, which contain a number of one-time charges due to these activities, were somewhat disappointing, we have initiated several strategic measures designed to normalize our revenue stream. We continue to focus on increasing recurring revenues from service and support and on entering into ID markets -- addressing private enterprise as well as aggressively marketing to our historical customer base of government contracts. We believe that the company is well positioned with significant opportunities for 2001."


                                     (more)

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The company also announced that it will be restating its results for the quarters ended March 31, 2000 and June 30, 2000, to revise the accounting for a loan issued in November of 1999. The loan contained a beneficial conversion feature, which requires that a portion of the loan proceeds be allocated to equity. Subsequent to issuance, the amount of the beneficial conversion feature is recognized as interest expense through the loan conversion date. The restatement will increase interest expense and the net loss by $889,000, or $0.75 per share, in the March quarter and will create an extraordinary gain -- increasing net income in the June quarter by $622,000, or $0.19 per share. This change has no impact on the company's revenues, gross margins, operating expenses, working capital or cash flow in those periods.

The company will be restating its quarter ended March 31, 2000 to reflect an adjustment to the accounting for the proceeds received in its initial public offering, which was effective on March 31, 2000 and closed in the first week of April 2000. The restatement will decrease Stock Proceeds Receivable and Stockholder's Equity by $13.538 million in the March quarter. The adjustment essentially moves the accounting for the initial public offering proceeds to the first week of April when the transaction closed and the company received cash. This change has no impact on the company's revenues, gross margins, operating expenses or cash flow in that period.

The company will be restating its quarter ended June 30, 2000, to reflect additional stock-based compensation relative to a warrant issued for consulting services. The restatement will reduce net income in the June quarter by $78,900, or $0.02 per share. This change has no impact on the company's revenues, gross margins, working capital or cash flow in that period.

The company will be restating its loss per share in all periods presented in its Form 10QSB for September 30, 2000 and the 1999 periods in its June 30, 2000 Form 10QSB, primarily to properly reflect the shares issued upon consummation of its pooling-of-interests business combination in its weighted average share calculation. The adjustments to the weighted average number of shares outstanding will change -- increase/(decrease) -- the net loss per share by $0.02 and $(0.03) for the quarters ended September 30, 1999 and 2000, $(0.39) and $(0.15) for the nine months ended September 30, 1999 and 2000, and $0.22 and $0.19 for the quarter and six months ended June 30, 1999. This change has no impact on the company's revenues, gross margins, operating expenses, working capital or cash flow in those periods.

ABOUT IMAGEWARE SYSTEMS:
ImageWare Systems, Inc. develops, sells and supports a suite of modular software products known as C.R.I.M.E.S.-Registered Trademark- used by law enforcement and public safety agencies to manage criminal digital images and data. ImageWare's software systems and associated hardware allow customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. Through its ITC and Goddard subsidiaries, ImageWare also develops, sells and supports software used to create identification cards and documents.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE STATEMENTS INVOLVE A HIGH DEGREE OF RISK AND UNCERTAINTY, ARE PREDICTIONS ONLY AND ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THE UNCERTAINTY REGARDING VIABILITY AND MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES. THESE FACTORS AND OTHERS ARE MORE FULLY DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" IN THE COMPANY'S FINAL PROSPECTUS, DATED MARCH 30, 2000.

                                      ###
                                (tables follow)
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

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
------------------------------------------------------------------------------------------------------------------------

                                                               THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                   DECEMBER 31,                    DECEMBER 31,
                                                          ---------------------------      -----------------------------
                                                               2000          1999             2000               1999
                                                          ---------------------------      -----------------------------
Revenues
  Product                                                  $    1,591      $    2,712       $   7,896          $   7,477
  Maintenance                                                     467             455           1,503              1,462
                                                          ---------------------------      -----------------------------
Total Revenues                                                  2,058           3,167           9,399              8,939

Cost of Revenue
  Product                                                         883           1,153           2,975              2,847
  Maintenance                                                     311             223           1,252                871
                                                          ---------------------------      -----------------------------

Gross Profit                                                      864           1,791           5,172              5,221

Operating, gen. & admin.                                        1,015           1,140           4,284              3,418
Sales and marketing                                               593             454           2,009              1,668
Research and development                                          454             397           1,629              1,505
Depreciation and amortization                                     275             297           1,019              1,096
                                                          ---------------------------      -----------------------------

Loss from operations                                           (1,473)           (497)         (3,769)            (2,466)

Interest (income) expense, net                                    (87)            116             844                431
Other (income) expense, net                                       (56)             74             674                502

Loss before extraordinary items                                (1,330)           (687)         (5,287)            (3,399)

Extraordinary gain on debt extinguishments, net of tax              0               0           1,168                  0
                                                          ---------------------------      -----------------------------

Net loss                                                  $    (1,330)     $     (687)     $   (4,119)         $  (3,399)

Per share data - basic
  Loss before extraordinary item                          $     (0.32)     $    (0.40)     $    (1.55)         $   (2.12)
  Extraordinary item                                                -               -            0.34                  -
   Net loss                                               $     (0.32)     $    (0.40)     $    (1.21)         $   (2.12)

Weighted average shares - basic                             4,188,169       1,766,701       3,467,711          1,641,399




CONSOLIDATED BALANCE SHEETS
IN THOUSANDS
----------------------------------------------------------------------------------------------------------------------
                                                                         DECEMBER 31,    DECEMBER 31,
                                                                             2000            1999
----------------------------------------------------------------------------------------------------------------------
Assets:
  Cash                                                                  $       6,900     $       159
  Accounts receivable, net                                                      2,945           3,358
  Other current assets                                                          1,147             467
  Property and equipment, net                                                     535             192
  Intangible assets, net                                                        1,628           2,347
                                                                       --------------    ------------
TOTAL ASSETS                                                            $      13,155     $     6,523
                                                                       ==============    ============

Liabilities and Stockholders' Equity:
  Current liabilities                                                   $       2,905     $     6,977
  Notes payable ot related parties                                                210           2,877
  Stockholders' equity                                                         10,040          (3,331)
                                                                       --------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $      13,155     $     6,523
                                                                       ==============    ============
